Exhibit 99.1

Internet Adds More Than Five Million Domain Names in Second Quarter

DULLES, VA – August 31, 2011 – More than five million domain names were added to the Internet in the second quarter of 2011, bringing the total number of registered domain names to more than 215 million worldwide across all domains, according to the latest Domain Name Industry Brief, published by VeriSign, Inc. (NASDAQ: VRSN), the trusted provider of Internet infrastructure services for the networked world.

The increase of 5.2 million domain names marks a growth rate of 2.5 percent over the first quarter. Registrations have grown by more than 16.9 million, or 8.6 percent, since the second quarter of 2010.

The .com and .net Top Level Domains (TLDs) experienced aggregate growth, surpassing a combined total of 110 million names in the second quarter of 2011. This represents a 1.8 percent increase in the base over the first quarter of 2011 and an 8.3 percent increase over the same quarter in 2010. New .com and .net registrations totaled 8.1 million during the quarter. This reflects a 2.0 percent increase year over year in new registrations.

The top TLDs in terms of registrations remained largely unchanged between Q1 and Q2. The only change in the order was .cn (China) moving up one slot to become the world’s eighth largest TLD, and .eu (European Union) dropping one slot to become ninth largest. Taken together, country-code TLDs (ccTLDs) worldwide added a total of 2.9 million names in the second quarter.

Verisign’s average daily Domain Name System (DNS) query load during the quarter was 56 billion, with a peak of 68 billion. Compared to the previous quarter, the daily average declined 1 percent and the peak grew 1 percent.

Domain Brief Spotlights Small Businesses, New gTLDs

The latest issue of the Domain Name Industry Brief also focuses on some of the unique cybersecurity challenges facing small and mid-sized businesses (SMBs), and some of the solutions that are available to those companies. In addition, it contains an update on the Internet Corporation for Assigned Names and Numbers (ICANN) plan to introduce new generic TLDs (gTLDs).

The SMB section of the Domain Name Industry Brief focuses on how cybersecurity efforts in small and mid-sized businesses have failed to keep pace with rising threats against those very companies. As larger enterprises improve their defenses and make cybersecurity a larger priority, SMBs have become even more attractive to cyber-criminals looking for easy, and profitable, targets.

The brief outlines a combination of common sense security procedures and smart investments in security technology and services that can help SMBs protect themselves and their customers.

On the new gTLD front, the brief touches on ICANN’s decision to approve the creation of potentially hundreds of new gTLDs in the near future, and discusses what that means for potential applicants, brand owners, domain name registrants and ordinary Internet users worldwide.

Verisign publishes the Domain Name Industry Brief to provide Internet users throughout the world with significant statistical and analytical research and data on the domain name industry and the Internet as a whole. Copies of the 2011 second quarter Domain Name Industry Brief, as well as previous reports, can be obtained at: www.verisigninc.com/DNIB.

About Verisign

VeriSign, Inc. (NASDAQ: VRSN) is the trusted provider of Internet infrastructure services for the networked world. Billions of times each day, Verisign helps companies and consumers all over the world to connect online with confidence. Additional news and information about the company is available at www.verisigninc.com.

VRSNF

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Statements in this announcement other than historical data and information constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended and Section 21E of the Securities Exchange Act of 1934 as amended. These statements involve risks and uncertainties that could cause Verisign’s actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, among others, the uncertainty of future revenue and profitability and potential fluctuations in quarterly operating results due to such factors as increasing competition, pricing pressure from competing services offered at prices below our prices and changes in marketing practices including those of third-party registrars; the sluggish economic recovery; challenges to ongoing privatization of Internet administration; the outcome of legal or other challenges resulting from our activities or the activities of registrars or registrants; new or existing governmental laws and regulations; changes in customer behavior, Internet platforms and web-browsing patterns; the inability of Verisign to successfully develop and market new services; the uncertainty of whether our new services will achieve market acceptance or result in any revenues; system interruptions; security breaches; attacks on the Internet by hackers, viruses, or intentional acts of vandalism; the uncertainty of the expense and duration of transition services and requests for indemnification relating to completed divestitures; the uncertainty of whether Project Apollo will achieve its stated objectives; potential introduction of new gTLDs; and the uncertainty of whether the .com Registry Agreement renewal will occur by December 1, 2012, if at all. More information about potential factors that could affect the company’s business and financial results is included in Verisign’s filings with the Securities and Exchange Commission, including in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Verisign undertakes no obligation to update any of the forward-looking statements after the date of this announcement.

Contacts

Investor Relations: David Atchley, datchley@verisign.com, 703-948-4643

Media Relations: Deana Alvy, dalvy@verisign.com, 703-948-4179